EXHIBIT 24
POWER OF ATTORNEY
Directors of Lincoln Electric Holdings, Inc.
Each of the undersigned Directors of Lincoln Electric Holdings, Inc. hereby appoints John M. Stropki, Jr., Frederick G. Stueber and Vincent K. Petrella, and each of them, as attorneys for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in the capacity specified, to prepare or cause to be prepared, to execute and to file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Act”), an annual report on Form 10-K for the year ended December 31, 2004 relating to Lincoln Electric Holdings, Inc., such other periodic reports as may be required pursuant to the Act, amendments and exhibits to any of the foregoing and any and all other documents to be filed with the Securities and Exchange Commission or elsewhere pertaining to such reports, with full power and authority to take any other action deemed necessary or appropriate to effect the filing of the documents.
Executed the date set forth below.

/s/ John M. Stropki, Jr. John M. Stropki, Jr., Director February 3, 2005	/s/ Harold L. Adams Harold L. Adams, Director February 3, 2005
/s/ Ranko Cucuz Ranko Cucuz, Director February 3, 2005	/s/ David H. Gunning David H. Gunning, Director February 3, 2005
/s/ Robert J. Knoll Robert J. Knoll, Director February 3, 2005	/s/ Paul E. Lego Paul E. Lego, Director February 3, 2005
/s/ Kathryn Jo Lincoln Kathryn Jo Lincoln, Director February 3, 2005	/s/ Hellene S. Runtagh Hellene S. Runtagh, Director February 3, 2005
/s/ George H. Walls, Jr. George H. Walls, Jr., Director February 3, 2005	/s/ G. Russell Lincoln G. Russell Lincoln, Director February 3, 2005

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